Comparison of change in value of $10,000 investment in Dreyfus Massachusetts Tax Exempt Bond Fund and the Lehman Brothers Municipal Bond Index

EXHIBIT A:

                            Lehman
              Dreyfus      Brothers
           Massachusetts   Municipal
  PERIOD     Tax Exempt      Bond
             Bond Fund      Index *

  5/31/91     10,000        10,000
  5/31/92     11,062        10,982
  5/31/93     12,309        12,297
  5/31/94     12,563        12,600
  5/31/95     13,491        13,748
  5/31/96     13,903        14,376
  5/31/97     15,066        15,567
  5/31/98     16,501        17,027
  5/31/99     17,140        17,822
  5/31/00     16,701        17,669
  5/31/01     18,467        19,814

*Source: Lipper Inc.